UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 14, 2007
ONE EARTH ENERGY, LLC
(Exact name of small business issuer as specified in its charter)

Illinois (State or other jurisdiction of incorporation or organization)	333-135729 (Commission File Number)	20-3852246 (I.R.S. Employer Identification No.)

1306 West 8th Street, Gibson City, IL (Address of principal executive offices)		60936 (Zip Code)
(217) 784-4284
(Issuer’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Lump Sum Design-Build Contract with Fagen, Inc.
On June 14, 2007, we entered into a lump sum design-build contract with Fagen, Inc. for the design and construction of our ethanol plant for a total price of $120,216,500, subject to further adjustment for change orders and increases in the costs of materials. Fagen agreed to have the project substantially complete within 635 days after the date we provide Fagen with a notice to proceed with construction of the ethanol plant. Final completion is to be achieved within 90 days after substantial completion. We will pay a mobilization fee of $20,000,000 as part of the contract price pursuant to the terms of the lump sum design-build contract. In addition, we agreed that if the plant is substantially complete within 510 days (17 months) from the date Fagen, Inc. receives a notice to proceed from us, we will pay Fagen, Inc. an early completion bonus of $20,000 per day for each day that substantial completion was achieved prior to 510 days from the date we provide Fagen a notice to proceed with construction of the ethanol plant.
Fagen has the right to stop or postpone work and to reasonably adjust the time for completion of the plant and the contract price based on certain contingencies described in the lump sum design-build contract. We may terminate the contract for cause if we give Fagen, Inc. written notice and a period to cure if Fagen, Inc. fails to perform under the provisions of the lump sum design-build contract. We have the right to terminate the lump sum design-build contract without cause but must provide Fagen, Inc. with 10 days prior written notice. In addition, if we terminate without cause we must pay Fagen, Inc. for all work completed and any proven loss, cost or expense incurred in connection with such work; reasonable costs and expenses attributable to the termination, including demobilization costs; and overhead and profit in the amount of 15% of the sum of the above payments.
We also entered into a license agreement with ICM, Inc. for limited use of ICM, Inc.’s proprietary technology and information to assist us in operating, maintaining, and repairing the ethanol production facility. We are not obligated to pay a fee to ICM, Inc. for use of the proprietary information and technology because our payment to Fagen, Inc. for the construction of the plant under our lump sum design-build contract is inclusive of these costs. Under the license agreement, ICM, Inc. retains the exclusive right and interest in the proprietary information and technology and the goodwill associated with that information. ICM, Inc. may terminate the lump sum design-build contract upon written notice if we improperly use or disclose the proprietary information or technology at which point all proprietary property must be returned t o ICM, Inc.
The above description is qualified in its entirety by the full text of the Lump Sum Design-Build Contract.
Completion of Purchase of Real Estate for Anticipated Plant Site
On June 15, 2007, we purchased approximately 34 acres of land in Ford County, Illinois from Lisa Foster for a total purchase price of $476,000. We paid $10,000 when we executed the option agreement on April 17, 2006 and we paid the balance of approximately $466,000 at closing.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE EARTH ENERGY, LLC
Date: June 19, 2007	/s/ Steve Kelly
Steve Kelly
Chairman and President (Principal Executive Officer)